EXHIBIT 16.1

June 21, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K for the event that occurred on June 19, 2018, of Acro Biomedical Co., Ltd. (formerly known as Killer Waves Hawaii, Inc.) and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas